Exhibit 10.210

Umbrella 409A Amendment

WHEREAS Dollar Thrifty Automotive Group, Inc. (the “Company”) maintains the Amended and Restated Long-Term Incentive Plan and Director Equity Plan (as amended and restated effective March 23, 2005) (the “Plan”);

WHEREAS, pursuant to the Plan, the Company granted, pursuant to certain award agreements (the “Award Agreements”) Performance Shares and/or Performance Units in 2006, 2007 and 2008 (the “Affected Performance Shares”);

WHEREAS the Award Agreements documenting the issuing of the Affected Performance Shares contain the following provision: “Compliance with Section 409A of the Code. This Agreement is intended to comply with Section 409A of the Code and the grant hereunder and the terms of this Agreement shall be administered in a manner that is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. To the extent that the grant is subject to Section 409A of the Code, it shall be granted and issued in a manner that will comply with Section 409A of the Code, including any Guidance. Any provision of this Agreement that would cause the grant or issuance to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Code Section 409A (which amendment may be retroactive to the extent permitted by the Guidance)”; and

WHEREAS the Company has determined that it is necessary to amend the Award Agreements for participants who are or may become eligible for Retirement (as defined in the Plan) prior to the scheduled vesting date of the applicable Performance Shares in order to bring the applicable Award Agreements into documentary compliance with Section 409A of the Code prior to December 31, 2008.

NOW, THEREFORE, be it resolved that to the extent an Affected Performance Share has been granted to an individual who was at the time of the grant or becomes during the applicable Performance Period, eligible for Retirement (as defined in the Plan), payment for such Affected Performance Shares shall be made no later than 90 days following the event that triggers payment (either the last day of the Performance Period, the termination of the grantee’s employment or the occurrence of a Change in Control, as applicable).

APPROVED by the Board of Directors of Dollar Thrifty Automotive Group, Inc., effective December 9, 2008.